Exhibit 2

GLOBAL ENERGY & POWER INFRASTRUCTURE FUND III, L.P.

February 21, 2021

GEPIF III Crown Bidco L.P.

c/o Global Energy & Power Infrastructure Funds

One Lafayette Place,

Greenwich, CT 06830

Re:	Equity Commitment

Ladies and Gentlemen:

1. Reference is made to the Agreement and Plan of Merger, dated as of February 21, 2021 (as it may be amended, restated, supplemented or otherwise modified in accordance with its terms from time to time, the “Merger Agreement”) by and among GasLog Ltd., a Bermuda exempted company (the “Company”), GEPIF III Crown Bidco L.P., a Cayman Islands exempted limited partnership (“Parent”), and GEPIF III Crown MergerCo Limited, a Bermuda exempted company and a wholly owned Subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger (the “Merger”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

2. This letter agreement hereby confirms the commitment of Global Energy & Power Infrastructure Fund III, L.P., a Cayman Islands exempted limited partnership (“Equity Sponsor”), to purchase, directly or indirectly, subject to the conditions set forth herein, at the Closing equity securities of Parent for an aggregate purchase price in cash in immediately available funds of $247,000,000 (the “Commitment”), solely for the purposes of funding, and to the extent necessary to fund, the payment of the aggregate Merger Consideration at the Closing pursuant to, and subject to the terms of, the Merger Agreement; provided, that, Equity Sponsor shall not, under any circumstances, be obligated to purchase (or cause to be purchased) equity securities of Parent in excess of the Commitment. The amount to be funded under this letter agreement may be reduced by Equity Sponsor solely to the extent that Parent does not require all of the funds with respect to which commitments have been made hereunder to fund the aggregate Merger Consideration, pursuant to, and subject to the terms of, the Merger Agreement. The Equity Sponsor hereby confirms that it has unfunded capital commitments, cash or access to available funds in an amount not less than the Commitment and there are no restrictions whatsoever applicable to the Equity Sponsor that would prevent it from funding the Commitment. Equity Sponsor may allocate a portion of its investment to other co-investors in entities that are controlled by an Affiliate of Equity Sponsor (Equity Sponsor, together with such other co-investors, the “Investors”) and/or may cause the Commitment (or portion thereof) hereunder to be funded indirectly through one or more entities that an Investor or an Affiliate thereof controls; provided, however, that such allocation will not reduce the Commitment except to the extent of any amounts actually funded by such controlled entities.

3. Any Investor’s obligation to fund the Commitment under this letter agreement is subject to the terms of this letter agreement and the Merger Agreement, including the satisfaction in full or valid waiver of the conditions precedent to Parent’s obligations to consummate the Merger and the other Transactions at the Closing as set forth in Section 6.01 and Section 6.02 of the Merger Agreement and the Closing being required to occur pursuant to Section 1.06 of the Merger Agreement.

4. This letter agreement may only be enforced by Parent (or the Company pursuant to Section 8 below), and none of Parent’s or its Affiliates’ creditors shall have any right to enforce this letter agreement or to cause Parent or its Affiliates to enforce this letter agreement.

5. This letter agreement will become effective upon its acceptance by Parent, as evidenced by the delivery to Equity Sponsor of a counterpart of this letter agreement executed by Parent. Notwithstanding Section 4, this letter agreement, including, without limitation, any Investor’s obligation to fund the Commitment under this letter agreement, will terminate automatically and immediately upon the earlier to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Company or any Company Related Party commencing a lawsuit or other legal proceeding asserting a claim to enforce (or cause Parent to enforce (other than the Company pursuant to Section 8 below)) the Commitment or (c) funding of the Commitment in full pursuant to the terms hereof and the application of the proceeds therefrom in accordance with the terms of this letter agreement and the Merger Agreement.

6. Notwithstanding anything that may be expressed or implied in this letter agreement or any document, instrument or statement (written or oral) delivered in connection herewith, Parent, by its acceptance hereof, acknowledges and agrees that (a) notwithstanding that the signatory below is a partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any director, officer, agent or employee of any Investor or any of its successors or assigns or any partner, member, manager or stockholder of any Investor or any of its successors or assigns or any director, officer, employee, partner, Affiliate, assignee or representative of the foregoing, in each case whether current, former or future (any such Person, a “Parent Representative”), including but not limited to whether by or through attempted piercing of the veil, by or through any claim (whether in tort, contract or otherwise), by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Parent Representative of any Investor under this letter agreement or any documents or instruments delivered in connection herewith or with the Merger Agreement or for any claim based on, in respect of or by reason of obligations hereunder or thereunder.

7. Neither this letter agreement nor any of the rights and obligations described herein may be assigned, other than by Equity Sponsor in accordance with the last sentence of Section 2; provided, however, that such assignment shall not reasonably be expected to have the effect of impairing, preventing, making less likely or delaying the Closing. This letter agreement shall inure to the benefit of and be binding upon Parent and Equity Sponsor. Nothing set forth in this letter agreement shall be construed to confer upon or give to any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of the Commitment or to confer upon or give to any Person any rights or remedies against any Person other than the undersigned under or by reason of the Commitment, except (a) that the Parent Representatives are entitled to be third party beneficiaries of the provisions of Section 6 and are entitled to enforce such provisions and (b) as contemplated by Section 8 and Section 11 below.

8. The Company is hereby made an express third party beneficiary of the obligations of the Investors set forth herein solely for the purpose of enforcing the obligation of the Investors to fund the Commitment under this letter agreement and for purposes of Section 11 and the Company may enforce Parent’s right to cause all or any portion of the Commitment to be funded (if Parent has a right to enforce such Commitment in accordance with the terms hereof, and subject to the terms and conditions set forth in Section 8.08 of the Merger Agreement) without the consent or direction of Parent.

9. The existence of this letter agreement and its terms shall be treated as confidential and this letter agreement is being provided to Parent solely in connection with the transactions contemplated by the Merger Agreement. This letter agreement may not be used, circulated, quoted, referred to in any document or otherwise disclosed, except with the written consent of Equity Sponsor; provided that Equity Sponsor and the Company shall be entitled to disclose this letter agreement and its contents (a) to its Affiliates and its and their respective officers, directors, employees, advisors, consultants and other representatives to the extent such Persons in turn agree to abide by the confidentiality provisions of this Section 9; (b) in connection with the enforcement of this letter agreement; and (c) where required under applicable Law or the applicable rules of any securities exchange.

10. Equity Sponsor hereby represents and warrants that (a) it has all power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by Equity Sponsor has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of Equity Sponsor are necessary therefor; (c) no conditions exist to the obligations of Equity Sponsor to fund the Commitment, other than as set forth in this letter agreement; (d) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against Equity Sponsor in accordance with its terms (subject to the Bankruptcy and Equity Exception); (e) the execution, delivery and performance by Equity Sponsor of this letter agreement does not and will not violate the organizational documents of Equity Sponsor or any applicable Law; and (f) Equity Sponsor has sufficient undrawn commitments from its limited partners to fund the Commitment.

11. This letter agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by each of the parties hereto, and consented to in advance in writing by the Company. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles. All Actions arising out of or relating to the interpretation and enforcement of the provisions of this letter agreement shall be heard and determined in the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties hereto hereby irrevocably (a) submit to the jurisdiction and venue of such courts in any Actions arising out of or relating to this letter agreement, (b) irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action and (c) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court. The consents to jurisdiction set forth in this Section 11 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 11 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

12. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.

13. Upon any valid termination of this letter agreement in accordance with its terms, this letter agreement shall cease to have force and effect, and there shall be no further liability or obligation on the part of the parties hereto, except that the provisions of Sections 6, 7, 9, 10, 11 and 12 shall survive such termination.

14. This letter agreement may be executed in any number of counterparts (including by facsimile, PDF, electronic mail or electronic signature), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

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Very truly yours,

GLOBAL ENERGY & POWER INFRASTRUCTURE FUND III, L.P.

By: GEPIF III (GenPar), LLC, its general partner

By:	/s/ James Berner
Name:	James Berner
Title:	Managing Director

Accepted and Agreed:

GEPIF III CROWN BIDCO L.P.

By: GEPIF III (GenPar), LLC, its general partner

By:	/s/ James Berner
Name:	James Berner
Title:	Managing Director

[Signature Page to Equity Commitment Letter]